Exhibit 10.9
AMENDMENT NO. 2
TO THE
SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
PARTNER AGENT PROGRAM AGREEMENT
     This amendment (“Amendment”) is made and entered into as of June 11, 2009 by and between Specialty Risk Solutions, LLC (“Partner Agent”) and Specialty Underwriters’ Alliance, Inc. and its wholly owned subsidiary SUA Insurance Company (collectively, the “Company”), and amends the Partner Agent Program Agreement (“Agreement”) entered into by the parties on May 11, 2005, as amended. Any terms defined in the Agreement and used herein shall have the same meaning in this Amendment as in the Agreement. In the event that any provision of this Amendment and any provision of the Agreement are inconsistent or conflicting, the inconsistent or conflicting provision of this Amendment shall be and constitute an amendment of the Agreement and shall control, but only to the extent that such provision is inconsistent or conflicting with the Agreement. Any capitalized terms not defined herein shall be defined as in the Agreement.
     Now, therefore, in accordance with Section IX.D. of the Agreement and in consideration of the mutual agreements and covenants hereinafter set forth, the parties wish to amend the Agreement as follows:
1.	Lines five through seven, beginning with “The parties” and ending with “as follows:,” shall be deleted in their entirety and replaced with the following:
The parties hereto agree to develop and administer an insurance program (the “Program”) as described in Exhibit A attached hereto, as well as the Company Guidelines (as defined below). This Agreement pertains only to that Program business, with the Company and the Partner Agent agreeing as follows:
2.	Section I. A. shall be deleted in its entirety, leaving Section I.A.1 through I.A.6 unaltered, and replaced with the following:
Partner Agent’s authority is subject to the terms of this Agreement and Company’s Program description, underwriting guidelines, system templates, service standards, form and rate and other filings, and authority limits provided by Company to Partner Agent (“Company Guidelines”). Company appoints Partner Agent as exclusive Partner Agent for ten (10) years for the Program from the Effective Date within the territory specified in the Company Guidelines solely for the following purposes:
3.	Section II. B. shall be deleted in its entirety and replaced with the following:
The Program will be mutually exclusive unless otherwise stated in this Agreement. Partner Agent will be allowed to complete existing obligations under insurance policies with other insurance carriers for the Program. Unless otherwise specifically stated in this Agreement, Company will not accept business encompassed within the Program from any entity other than Partner Agent during the term of this Agreement. Partner Agent shall exclusively represent Company and shall not represent any other insurance company or similar entity in relation to the Program; provided, however, that Partner Agent may write business for other insurance carriers if Partner Agent notifies Company of a particular insured’s unwillingness to bind a policy with Company, requests permission from Company to place the insurance with another carrier and Company provides approval, which shall not be unreasonably withheld, to Partner Agent to write such insurance. In the event that a conflict exists as to whether Partner Agent is authorized to represent an existing or prospective policyholder, Company may honor the policyholder’s written producer of record designation signed by the policyholder. Notwithstanding the foregoing, Company shall be under no obligation to honor a written producer of record designation from a policyholder before accepting business from a designated Partner Agent, and Company’s determination of which agent of Company represents Company with regard to a particular policyholder shall be final and binding.
4.	Partner Agent’s mailing address for notice pursuant to Section VIII.F. shall be deleted and replaced with the following:
Specialty Risk Solutions, LLC
20 North Wacker Drive, Suite 3000
Chicago, IL 60606
Attention: Scott H. Keller, Managing Member

5.	The following provision shall be added under Section IX. General Provisions as Section IX.L.:
Partner Agent shall not undergo a Change in Control, unless Partner Agent provides Company sixty (60) days notice of such Change in Control. “Change in Control” shall mean (i) any sale, lease, exchange or other transfer of all or substantially all of the property and assets of the Partner Agent to a non-affiliated third party; (ii) any merger or consolidation with a non-affiliated third party to which the Partner Agent is a party and as a result of which the holders of the voting securities of the Partner Agent immediately prior thereto own less than a majority of the outstanding voting securities of the surviving entity immediately following such transaction; or (iii) any instance when any person, other than the current owner of 50% or more of the voting securities, shall beneficially own securities of the Partner Agent representing 50% or more of the combined voting power of the voting securities of the Partner Agent then outstanding. For purposes of this section, “voting securities” shall mean securities, the holders of which are ordinarily, in the absence of contingencies, entitled to elect the corporate directors (or persons performing similar functions).
6.	Exhibit A shall be deleted in its entirety and replaced with Exhibit A-2, as attached.
7.	Exhibit B shall be deleted in its entirety and replaced with Exhibit B-2, as attached. Exhibit B-2 shall be used for all profit sharing calculations beginning May 11, 2010.
     In witness whereof, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the day, month and year above written.

SPECIALTY UNDERWRITERS’ ALLIANCE, INC. SUA INSURANCE COMPANY
By:	/s/ Daniel A. Cacchione
	Name:	Daniel A. Cacchione
	Title:	Senior Vice President and Chief Underwriting Officer

SPECIALTY RISK SOLUTIONS, LLC
By:	/s/ Scott Keller
	Name:	Scott Keller
	Title:	Managing Member

EXHIBIT A-2
COMMISSION SCHEDULE
A.	Except as otherwise provided in this Commission Schedule, Partner Agent’s Commission shall be as follows:

Program Description	Line of Business	Target Rate of Commission
Public Entity for Educational Institutions and Municipalities including Non-Profit and Pooled Entities	All Casualty lines of business including Liability, Auto, Workers’ Compensation, Wrongful Acts	15%
B.	The rates of Commission provided in this Schedule do not relate to the following types of business:
1.	Business which Company determines is specially rated, specially classified, or specially reinsured;
2.	Business written subject to a participating plan;
3.	Business placed through assigned risks, fair plans, pools, or other risk-sharing associations.
Commission rates for all such business shall be negotiated on an individual policy basis and agreed by Company in writing.
C.	Commissions different than provided herein may be agreed to in writing between Partner Agent and Company, and such agreement shall supercede this Commission Schedule.

EXHIBIT B-2
PROFIT SHARING SCHEDULE
     The Profit Sharing Due to Partner Agent will be calculated using the following Tables:
Table I
Annual Profit Share
Profit Sharing Year [ ]

Premium
1.	Eligible Earned Premium before write off for Profit Sharing Year	$

2.	Premium Written Off	$

3.	Eligible Earned Premium (Line 1 minus Line 2)	$

Expenses
4.	Losses and ALAE Incurred for Profit Sharing Year	$

5.	TPA Claims Fee for Profit Sharing Year	$

6.	Claims Charge for Profit Sharing Year	$

7.	IBNR Charge for Profit Sharing Year	$

8.	Commissions Incurred for Profit Sharing Year	$

9.	Taxes, Licenses and Fees for Profit Sharing Year	$

10.	Operating Charge	$

11.	Dividends Incurred for Profit Sharing Year	$

12.	Expense Total (Sum of Lines 4, 5, 6, 7, 8, 9, 10 and 11)	$

Profit Sharing Year Result
13.	Profit Sharing Year Result (Line 3 minus line 12) (Can be negative)	$

14.	Profit Sharing Factor		%

15.	Profit to be Shared (Line 13 times Line 14)	$

16.	Payout Factor		%

17.	Result (Line 15 times Line 16) (Can be Negative)	$

Based on this Table, the Partner Agent’s Combined Ratio is     % (line 12 divided by line 3). The maximum Profit Sharing due the Partner Agent will be limited to 5% of Eligible Earned Premium per Profit Sharing Year.
     The sum of Commission and Profit Share due shall not exceed twenty-two percent (22%) for any Profit Sharing Year.

LEGEND
Table I

Line 1.	Eligible Earned Premium shall mean direct premium earned for Profit Sharing Year which relates to Eligible Business less premium ceded (less ceding commission received) for reinsurance.

Line 2.	Premium Written Off shall include any premium due Company which Company has charged off as uncollectible for the Profit Sharing Year.

Line 4.	Losses and ALAE Incurred shall be direct losses and expenses incurred (paid plus case reserves) by Company on claims reported for the Profit Sharing Year relating to Eligible Business, excluding unallocated loss adjustment expense, plus any extra contractual or bad faith payments relating to Eligible Business less recoveries from Ceded Treaty and Facultative Reinsurance specifically related to eligible business.

Line 5.	TPA Claims Fee shall be actual fees incurred by the Company on behalf of the Partner Agent for the current Profit Sharing Year.

Line 6.	Claims Charge shall be a designated percentage determined by Company based on unallocated loss adjustment expense for the current Profit Sharing Year times Net Eligible Earned Premium.

Line 7.	IBNR Charge shall be determined solely by the Company and shall include a provision for the reserve for Losses and ALAE Incurred but not reported during the Profit Sharing Year, which reserve shall include development on losses and ALAE already reported to Company. The IBNR calculation will take into consideration the specific lines and classes of business written by the Program Agent.

Line 8.	Commissions shall include the direct commissions and policy fees (if included in Eligible Earned Premium) incurred by Company for the Profit Sharing Year, relating to Eligible Business. Additionally, Company shall add to such total any amounts or expenses of Partner Agent which Company agrees to reimburse, assume, or share.

Line 9.	Taxes and Assessments shall include any loss based or premium based assessments and any expenses relating thereto, and premium taxes, boards, bureaus, and any miscellaneous taxes including insurance department licenses and fees, relating to Eligible Business allocated by Company to Eligible Earned Premium including but not limited to residual market, fair plan or guaranty association assessments.

Line 10.	Operating Charge shall be a designated percentage for the current Profit Sharing Year times Net Eligible Earned Premium. Operating Charge shall be determined solely at Company’s discretion and shall be based on the operating expenses of Company not included in any of the line items described herein.

Line 11.	Dividends Incurred shall include all dividends incurred (paid plus an estimate of accrued but not paid) for the Profit Sharing Year by Company under Eligible Business.

Line 15.	Profit Sharing Factor shall be 50%. A minimum total Eligible Written Premium of twenty million dollars ($20,000,000) and minimum program Eligible Written Premium of five million dollars ($5,000,000) for each program must be achieved during the Profit Sharing Year to be paid out under the profit sharing calculation. The profit sharing calculation will be completed regardless of whether Partner Agent meets its minimum requirements.

Line 16.	Payout Factor shall be calculated according to the following chart:
PROFIT SHARING AGREEMENT
PAYOUT FACTORS

5 Years
1st Valuation	10%
2nd Valuation	25%
3rd Valuation	45%
4th Valuation	70%
5th Valuation	100%

Timing of Calculation of Profit Sharing Due

A.	If Partner Agent meets the Minimum Eligible Written Premium requirements for a Profit Sharing Year, Company shall calculate Profit Sharing Due to Partner Agent for the Profit Sharing Period based on Company’s records. Such calculation shall be provided to Partner Agent sixty (60) days after each Valuation Date.

B.	Each Profit Sharing Year’s calculation will include a separate re-calculation of each prior Profit Sharing Year. Re-calculations for each prior Profit Sharing Year will be as of the current Valuation Date, and will be made utilizing the formula set forth in Table I. A summary of calculations made for each Profit Sharing Year will be entered on current Profit Sharing section of Table II.

C.	Provided that all premium or other amounts due Company shall have been received by Company, within sixty (60) days after completion of the calculation of Profit Sharing Due, Company shall pay the amount of Profit Sharing Due to Partner Agent for the Profit Sharing Period as shown in Table II.

D.	In the event of a deficit in a Profit Sharing Year, the deficit will offset past or future surplus until fully absorbed up to and including the fifth Valuation Date of such deficit. In order of how deficits will be applied and how payout will be determined, deficits offset the earliest surpluses first including subsequent development of those surpluses.
LEGEND
Other Defined Terms used in this Agreement

A.	The Initial Profit Sharing Year of this Agreement shall be from January 1, 2005 to December 31, 2005.

B.	The Initial Profit Sharing Year of this Agreement shall be from the Effective Date to December 31st following the Effective Date (“Initial December Date”). Notwithstanding the foregoing, the Initial Profit Sharing Year of this Agreement shall be from the Effective Date to December 31st following the Initial December Date if the Effective Date is between April 1 and December 31st. Subsequent Profit Sharing Years, if any, shall be January 1st to December 31st.

C.	Valuation Date shall mean June 30th of each year. Except as otherwise set forth below, Company shall continue providing calculations for each Profit Sharing Year through the June 30th of each successive year following termination of this Agreement, the Final Profit Sharing Year, or until the parties mutually agree in writing to close the calculations for a particular Profit Sharing Year or Profit Sharing Years.
Term and Termination
This profit sharing schedule will terminate upon the effective date of termination of this Agreement. The Final Profit Sharing Year under this Agreement will be the Profit Sharing Period ending as of the effective date of termination.
In the event this Agreement is terminated prior to the fifth anniversary of the Effective Date by the Partner Agent, Company shall provide no further Profit Sharing calculations. In the event that this Agreement is terminated prior to the fifth anniversary of the Effective Date by Company in accordance with Section VIII (D), Company shall provide no further Profit Sharing calculations.

General
No charge, offset, credit, or deduction for any Profit Sharing which is or may be due Partner Agent shall be made or claimed by Partner Agent in accounts submitted to Company under this Agreement or any other agreement. Profit Sharing Due shall be payable only by Company’s check. Company may combine or offset any amount owed to Partner Agent by Company hereunder against any amount owed to Company by Partner Agent under any other agreement between the parties.